Exhibit 99.1

Harmonic Announces Second Quarter Results

Continued Expansion of Worldwide Customer Base and
Introduction of Important New Products

SUNNYVALE, Calif.—July 21, 2005—Harmonic Inc. (Nasdaq: HLIT), a leading provider of digital video, broadband optical networking and IP delivery systems, today announced its results for the quarter ended July 1, 2005.

For the second quarter of 2005, the Company reported net sales of $59.8 million, compared to $57.0 million in the second quarter of 2004 and $72.9 million in the first quarter of 2005. International sales represented 41% of total sales for the second quarter of 2005, compared to 44% in the same period of 2004 and 36% in the first quarter of 2005.

The Company’s CS division, which designs, manufactures and markets digital headend systems for a number of markets, had divisional net sales of $43.0 million in the second quarter of 2005, compared to $33.3 million in the same period of 2004, and $56.6 million in the first quarter of 2005. The sequential decline in CS revenue was primarily a result of slower orders of digital headend systems from domestic cable operators in May and June. The BAN division, which designs, manufactures and markets fiber optic products primarily for broadband cable networks, had divisional net sales of $16.8 million in the second quarter of 2005, compared to $23.7 million in the same period of 2004 and $16.3 million in the first quarter of 2005.

For the second quarter of 2005, the Company reported improved gross margins due in part to the lower sales volume of complementary, low-margin third-party products, as compared to the first quarter of 2005.

The GAAP net loss for the second quarter of 2005 was $2.5 million or $0.03 per share, compared to a GAAP net loss of $1.8 million, or $0.02 per share for the same period of 2004. Excluding the effect of non-cash accounting charges for the amortization of intangibles, the non-GAAP net loss for the second quarter of 2005 was $2.2 million or $0.03 per share, compared to non-GAAP net income of $0.5 million, or $0.01 per share for the same period of 2004. As of July 1, 2005, the Company had cash, cash equivalents and short-term investments of $98.2 million.

The Company’s revenue outlook continues to be difficult to forecast. Assuming that major customers order for large projects according to the currently anticipated level and timing, the Company expects net sales in the range of $100 million to $120 million for the second half of 2005.

“Despite the challenge of predicting the timing of customer orders and a very competitive business environment, we continue to maintain our technological leadership and win significant new orders for digital headend and fiber optic systems across different markets,” said Anthony J. Ley, Chairman, President and Chief Executive Officer. “During the second quarter, we extended our customer base in Europe and Asia, including shipments to new telco customers for video-over-DSL deployments. We also introduced important new products to further strengthen our competitive position, including our new Electra™ encoder and DiviTrackIP™ multiplexer. As we move into the second half of the year, another U.S. cable operator recently selected our systems for its initial digital simulcasting installation.”

Harmonic will also host a conference call today to discuss its financial results at 2:00 p.m. Pacific (5:00 p.m. Eastern). A listen-only broadcast of the conference call can be accessed on the Company’s website at www.harmonicinc.com or by calling +1-617-614-4910 (participant code 43822999). The replay will be available after 5:00 p.m. (Pacific) today at the same website address or by calling +1-617-801-6888 (participant code 98666343).

About Harmonic Inc.

     Harmonic Inc. is a leading provider of digital video, broadband optical networking and IP delivery systems to cable, satellite, telecom and broadcast network operators. Harmonic’s open standards-based solutions for the headend through the last mile enable customers to develop new revenue sources and a competitive advantage by offering powerful interactive video, voice and data services such as video-on-demand, high definition digital television, telephony and Internet access.

Harmonic (Nasdaq: HLIT) is headquartered in Sunnyvale, California with R&D, sales and system integration centers worldwide. The Company’s customers, including many of the world’s largest communications providers, deliver services in virtually every country. For more information, visit www.harmonicinc.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements related to our assumption that major customers will order for larger projects according to the currently anticipated level and timing; our expected net sales for the second half of 2005; and our expectation that our new products will further strengthen our competitive position. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include delays or decreases in capital spending in the cable, satellite and telco industries, customer concentration and consolidation, general economic conditions, market acceptance of new or existing Harmonic products, losses of one or more key customers, risks associated with Harmonic’s international operations, inventory management problems, the effect of competition, difficulties associated with rapid technological changes in Harmonic’s markets, the need to introduce new and enhanced products, and risks associated with a cyclical and unpredictable sales cycle. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in Harmonic’s filings with the Securities and Exchange Commission, including our Annual Report filed on Form 10-K for the year ended December 31, 2004, our Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2005, and our current reports on Form 8-K. Harmonic does not undertake to update any forward-looking statements.

Editor’s Note: Product and company names used here are trademarks or registered trademarks of their respective companies.

Harmonic Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	July 1, 2005	December 31, 2004
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$21,739	$26,603
Short-term investments	76,425	74,004
Accounts receivable, net	48,190	64,148
Inventories	42,620	41,763
Prepaid expenses and other current assets	7,087	8,504

Total current assets	196,061	215,022
Property and equipment, net	19,047	19,611
	9,317
Intangibles and other assets		7,723

	$224,425	$242,356

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$888	$1,067
Accounts payable	13,586	22,381
Income taxes payable	6,510	7,099
Deferred revenue	17,391	15,469
Accrued liabilities	34,137	51,894

Total current liabilities	72,512	97,910

Long-term debt, less current portion	789	1,272
Accrued excess facilities costs	21,693	24,085
Other non-current liabilities	11,632	8,532

Total liabilities	106,626	131,799

Stockholders’ equity:
Common stock	2,047,765	2,039,810
Accumulated deficit	(1,929,808)	(1,928,984)
Accumulated other comprehensive income	(158)	(269)

Total stockholders’ equity	117,799	110,557

	$224,425	$242,356

Harmonic Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 1,	July 2,	July 1,	July 2,
	2005	2004	2005	2004
Net sales	$59,762	$57,011	$132,678	$112,117
Cost of sales	36,365	34,715	82,233	67,933

Gross profit	23,397	22,296	50,445	44,184

Operating expenses:
Research and development	9,519	8,311	18,977	17,161
Selling, general and administrative	16,611	13,529	31,937	27,524
Amortization of intangibles	165	1,933	1,123	3,866

Total operating expenses	26,295	23,773	52,037	48,551

Loss from operations	(2,898)	(1,477)	(1,592)	(4,367)
Interest and other income/(expense)	332	(191)	804	222

Loss before income taxes	(2,566)	(1,668)	(788)	(4,145)
Provision for (benefit from) income taxes	(36)	100	36	200

Net loss	$(2,530)	$(1,768)	$(824)	$(4,345)

Net loss per share
Basic	$(0.03)	$(0.02)	$(0.01)	$(0.06)

Diluted	$(0.03)	$(0.02)	$(0.01)	$(0.06)

Weighted average shares	73,112	71,832	72,976	71,772
Basic	73,112	71,832	72,976	71,772

Diluted	73,112	71,832	72,976	71,772

Harmonic Inc.
Non-GAAP Condensed Consolidated Statements of Operations (1)
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 1, 2005	July 2, 2004	July 1, 2005	July 2, 2004
Net sales	$59,762	$57,011	$132,678	$112,117
Cost of sales	36,194	34,359	81,291	66,704

Gross profit	23,568	22,652	51,387	45,413

Operating expenses:
Research and development	9,519	8,311	18,977	17,161
Selling, general and administrative	16,611	13,529	31,937	27,524

Total operating expenses	26,130	21,840	50,914	44,685

Non-GAAP income/(loss) from operations	(2,562)	812	473	728
Interest and other income/(expense)	332	(191)	804	222

Non-GAAP income/(loss) before income taxes	(2,230)	621	1,277	950
Provision for (benefit from) income taxes	(36)	100	36	200

Non-GAAP net income/(loss)	$(2,194)	$521	$1,241	$750

Net loss per share Basic
Basic	$(0.03)	$0.01	$0.02	$0.01

Diluted	$(0.03)	$0.01	$0.02	$0.01

Weighted average shares
Basic	73,112	71,832	72,976	71,772

Diluted	73,112	72,690	74,058	72,903

1.	These Non-GAAP Condensed Consolidated Statements of Operations are provided to enhance overall understanding of our current financial performance and our prospects for the future. The presentation of this Non-GAAP information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP and is not necessarily comparable to Non-GAAP results published by other companies. A table reconciling the Non-GAAP net income/(loss) to the GAAP net loss follows below.

Harmonic Inc.
Non-GAAP to GAAP Income (Loss) Reconciliation
(Unaudited)

(In thousands)	Three Months Ended		Six Months Ended
	July 1, 2005	July 2, 2004	July 1, 2005	July 2, 2004
Non-GAAP net income/(loss)	$(2,194)	$521	$1,241	$750
Items charged to cost of sales:
Amortization of intangibles	(171)	(1,540)	(942)	(3,080)
Realized margin on reserved product sold	—	1,184	—	1,851

Total of charges to cost of sales	(171)	(356)	(942)	(1,229)

Items charged to operating expenses:
Amortization of intangibles	(165)	(1,933)	(1,123)	(3,866)

Total of charges to operating expenses	(165)	(1,933)	(1,123)	(3,866)

GAAP net loss	$(2,530)	$(1,768)	$(824)	$(4,345)